UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2009

NTELOS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51798	36-4573125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Spring Lane, Suite 300, PO Box 1990, Waynesboro, Virginia 22980

(Address of Principal Executive Offices) (Zip Code)

(540) 946-3500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer and Director Resignation and Appointment of New Chief Executive Officer and Director

On December 17, 2009, NTELOS Holdings Corp. (the “Company”) announced the resignation of James S. Quarforth as Chief Executive Officer and Chairman of the Board of Directors (the “Board”) of the Company as part of the Company’s previously announced succession planning process.

The Company also announced the appointment of James A. Hyde as Chief Executive Officer of the Company to succeed Mr. Quarforth effective December 17, 2009. The Board also elected Mr. Hyde to serve as a Director of the Company.

Mr. Hyde, age 45, has served as the Company’s President and Chief Operating Officer since March 30, 2009. Previously Mr. Hyde was employed by Deutsche Telekom and VoiceStream Wireless from 1997 to 2009. Mr. Hyde was appointed as the managing director of T-Mobile UK (a subsidiary of Deutsche Telekom) in January 2006, and served as a member of the T-Mobile International Executive Management Committee and as an Executive Advisor to the T-Venture Funds. From 2002 until January 2006, Mr. Hyde served as vice president of U.S. Indirect Sales and Sales Operations for T-Mobile USA.

In connection with Mr. Hyde’s appointment as Chief Executive Officer, the Company has entered into an Amended and Restated Employment Agreement with Mr. Hyde. The Amended and Restated Employment Agreement expires on December 31, 2012 and will be automatically extended from year to year thereafter unless notice of termination is previously provided. The Amended and Restated Employment Agreement provides for changes to Mr. Hyde’s compensation effective December 17, 2009 through March 31, 2011 consisting of an increase to his annual base salary to $575,000 and a target bonus opportunity of 100% of his base salary. In recognition of Mr. Hyde’s promotion, the Amended and Restated Employment Agreement also provides for a one-time payment of $505,000, payable 75% in cash on March 30, 2010, and 25% in shares of restricted stock which shall be issued as of December 17, 2009 and shall vest on December 17, 2012. Mr. Hyde also was granted 229,991 stock options, which vest 25% a year commencing December 17, 2010, and 47,349 shares of restricted stock, which vest on December 17, 2012. The Compensation Committee approved these grants as part of Mr. Hyde’s 2010 total compensation as the Company’s Chief Executive Officer.

A copy of the Amended and Restated Employment Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

In connection with Mr. Quarforth’s resignation as Chief Executive Officer, the Company has entered into a Retirement Agreement with Mr. Quarforth. Although Mr. Quarforth’s employment agreement would not have expired until March 31, 2010, the Board and Mr. Quarforth believe it is appropriate for the Company and Mr. Quarforth to take this step prior to the end of 2009 so that Mr. Hyde can serve as Chief Executive Officer throughout the Company’s entire 2010 fiscal year. As a result of the early termination of his employment agreement, Mr. Quarforth will receive a lump sum payment of approximately $165,000, which represents the value of the compensation and benefits Mr. Quarforth is foregoing as a result of his retirement on December 31, 2009 instead of continuing his employment through March 31, 2010, net of the amount of payments to him under the Company’s pension plans resulting from his retirement on December 31, 2009 instead of March 31, 2010. This lump sum payment will be made on July 1, 2010. Also, certain stock options and restricted stock awards that otherwise would have vested in March 2010 will continue to vest and Mr. Quarforth will have until July 31, 2010 to exercise vested stock options. All other retirement benefits are as disclosed in prior SEC filings.

A copy of the Retirement Agreement is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Election of New Director

On December 17, 2009, the Company announced the election of Robert E. Guth as a Director of the Company. In accordance with the Company’s shareholders agreement, Mr. Guth was designated by affiliates of Quadrangle Group LLC (“Quadrangle”) to serve on the Board. The Board also appointed Mr. Guth to the Nominating and Governance Committee.

Mr. Guth, age 46, currently serves on the board of directors of Integra Telecom, Inc. Previously he served as President of the Business Markets Group at Level 3 Communications, LLC from 2006 to 2007. Prior to that he served as Chairman, President and Chief Executive Officer at TelCove Inc. from 2002 to 2006 when TelCove was acquired by Level 3 Communications. He was Vice President of Business Operations at TelCove from 2000 to 2002 and Regional Vice President and General Manager at TelCove from 1996 to 2000. Prior to joining TelCove, he worked in sales and sales management roles at AT&T Inc. from 1985 to 1996.

A copy of the press release issued by the Company with respect to the above matters is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated December 17, 2009, between NTELOS Holdings Corp. and James A. Hyde

10.2	Retirement Agreement, dated December 17, 2009, between NTELOS Holdings Corp. and James S. Quarforth

99.1	Press release dated December 17, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTELOS HOLDINGS CORP.

	By:	/S/ MICHAEL B. MONEYMAKER
Michael B. Moneymaker
Executive Vice President and
Chief Financial Officer

Date: December 17, 2009

Exhibit Index

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated December 17, 2009, between NTELOS Holdings Corp. and James A. Hyde

10.2	Retirement Agreement, dated December 17, 2009, between NTELOS Holdings Corp. and James S. Quarforth

99.1	Press release dated December 17, 2009